SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, AND 74U.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-2729
SERIES NO.: 8

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Institutional Class            $  8,988
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Private Investment Class       $  4,611
              Personal Investment Class      $    227
              Cash Management Class          $  5,591
              Reserve Class                  $     23
              Resource Class                 $  2,022

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Institutional Class            $000.0094
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Private Investment Class       $000.0079
              Personal Investment Class      $000.0067
              Cash Management Class          $000.0090
              Reserve Class                  $000.0051
              Resource Class                 $000.0086

74U.     1.   Number of shares outstanding (000's Omitted)
              Institutional Class              975,372
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Private Investment Class         668,449
              Personal Investment Class         30,392
              Cash Management Class            545,685
              Reserve Class                      6,172
              Resource Class                   204,118